UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 4, 2007

(Date of earliest event reported)

DARDEN RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5900 Lake Ellenor Drive, Orlando, Florida 32809

(Address of principal executive offices, including zip code)

(407) 245-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On May 4, 2007, the Board of Directors of Darden Restaurants, Inc. (the “Company”) approved a plan to sell the Smokey Bones Barbeque & Grill® restaurant operations, exit that business and close certain units. These actions were taken as the Company determined that the Smokey Bones concept and related business model, which was designed to be a nationally advertised brand, was not on a path to achieving that vision, and therefore was not a meaningful growth vehicle for Darden.

The Company closed 54 Smokey Bones restaurants and two Rocky River GrillhouseSM restaurants on May 5, 2007, and currently expects to operate the remaining 73 Smokey Bones restaurants while seeking a buyer. The Company currently estimates it will incur a pre-tax charge of approximately $260 million in the fourth quarter of fiscal 2007 in connection with this action, which includes: (a) a non-cash asset impairment charge of approximately $235 million for all 129 Smokey Bones and Rocky River restaurants, and (b) approximately $25 million in other estimated cash costs related to the closing of 54 Smokey Bones and two Rocky River restaurants, including approximately (i) $15 million for lease contract termination costs, (ii) $4 million in one-time severance benefits for terminated employees, (iii) $3 million in restaurant-level closing costs, and (iv) $3 million in other costs. The actual amount of any cash payments made by the Company for lease contract termination costs will be dependent upon ongoing negotiations with the landlords of the leased restaurant properties.

The Company issued a news release dated May 5, 2007 with further information about these actions, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.06	Material Impairments.

The information required to be disclosed under this item is included in Item 2.05 above and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release dated May 5, 2007, entitled “Darden Restaurants Announces Intent to Sell Smokey Bones; Expects Pre-tax Charge of Approximately $260 million in Fourth Quarter.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

By:	/s/ Paula J. Shives
Paula J. Shives
Senior Vice President, General Counsel and Secretary

Date: May 5, 2007

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release dated May 5, 2007, entitled “Darden Restaurants Announces Intent to Sell Smokey Bones; Expects Pre-tax Charge of Approximately $260 million in Fourth Quarter.”

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